EXHIBIT 99-A

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Reports Strong 1st Quarter

EPS up 14% to $ .56 on 6% Unit Volume Growth

Highest Dollar Sales Growth in Seven Years

New York, New York, April 17, 2003… Colgate-Palmolive Company (NYSE:CL) achieved all-time records in sales, operating profit and net income in first quarter 2003. Worldwide dollar sales rose 7%, the largest increase in over seven years. Global unit volume grew 6% in the first quarter with every operating division contributing strong volume gains. Gross profit margin increased 50 basis points to 55.3%, another all-time record, on top of a very strong gain in the year ago quarter. Dollar operating profit increased 11% and net income rose 12% to a record $324.0 million. Earnings per share increased a better-than-expected 14% to $0.56 vs. $0.49 in the year ago quarter. This is Colgate’s 28th consecutive quarter of increased net income and increased earnings per share.

Reuben Mark, Colgate’s Chairman and CEO said, “We are pleased to begin 2003 with a double-digit profit increase on very encouraging top-line growth. All financial ratios improved further, which together with well-balanced unit volume growth gives us added confidence in a strong 2003.

“Excellent sales growth and record gross profit margin during the quarter funded a very substantial increase in commercial and media investment while still generating strong increases in operating profit and earnings per share.

“The increased commercial and media investment supported a great number of new products around the globe which in turn helped drive market share increases in key categories.

“Colgate’s already strong balance sheet continues to strengthen with cash generation up sharply versus the year ago period. Year to date after-tax return on capital reached 35.3%, a 440 basis point increase over the prior year and another all-time record. All interest coverage ratios improved during the quarter and worldwide working capital was reduced versus the comparable year ago period.

“We are encouraged by the strength of our results this quarter and are optimistic that high-quality performance will continue in the balance of the year.”

At 11:00 a.m. EDT today, Colgate will host a conference call to further elaborate on first quarter results and to discuss the Company’s ongoing expectations. To access this call as a webcast, please go to Colgate’s website on the internet at www.colgate.com.

The following are comments about divisional performance:

North America (25% of Company Sales)

North America delivered strong 6.0% unit volume growth in the first quarter, driven by continued new product activity across categories. Dollar sales increased 2.0%, below the rate of volume growth due to investments in growth-oriented promotional activity, including 360-degree marketing programs. Commercial and media investment in North America was at record levels during the quarter and substantially above last year’s level. North American operating profit increased 3% versus a very strong year ago performance.

Colgate’s leadership of the U.S. toothpaste market continues with a year to date national ACNielsen market share of 35.1%, almost two full share points above full year 2002. Further, Colgate Total, the individual brand leader in the U.S., achieved its highest quarterly share ever. New products driving growth across categories in North America include Colgate Simply White at-home tooth whitening gel, Colgate Total Plus Whitening and Colgate Herbal White toothpastes, Colgate Motion Kids battery-powered toothbrush, Colgate Massager manual toothbrush, Softsoap Aromatherapy body wash and liquid hand soap, Speed Stick 24/7 deodorant, Lady Speed Stick Naturals deodorant, Irish Spring Icy Blast deodorant bar soap, and Palmolive Aromatherapy dishwashing liquid.

Continuing the fast new product launch pace in the U.S., introductions recently announced to the retail trade include Colgate Simply White Night at-home tooth whitening gel, Colgate Total Advanced Fresh toothpaste and Palmolive DishWipes, a new form in the category featuring disposable dish wipes pre-treated with Palmolive dishwashing liquid.

Latin America (21% of Company Sales)

Latin America achieved a higher-than-expected 6.5% unit volume growth in the first quarter driven by new product success and market share increases. Chile, Central America, Colombia, Brazil, Mexico and Peru all contributed volume gains. Due to Latin American currency weaknesses, first quarter dollar sales declined 7.0% and dollar operating profit declined 6%. In local currencies, sales grew 17% and operating profit increased 18%.

Colgate’s Oral Care leadership position in the region continues to strengthen, with latest toothpaste shares at their highest level in five years. New products contributing to this growth include Colgate Total Plus Whitening, Colgate Fresh Confidence Xtreme Gel and Colgate Triple Action toothpastes, Sorriso Jua + Propolis toothpaste, Colgate Active Angle and Colgate Active Flexible manual toothbrushes, and Colgate Motion Kids battery-powered toothbrush. Standouts in Personal Care include Palmolive Naturals bar soap and the Caprice specialty variants of shampoo. Ajax with Baking Soda and Citrus liquid cleaner and Axion Shine with Mint Vinegar dish paste were growth drivers in Household Surface Care.

Europe (23% of Company Sales)

European unit volume grew 3.0% in the first quarter 2003, driven by widespread success of new products throughout the region. Healthy volume increases were achieved in Austria, France, Germany, Hungary, Romania, Russia, Turkey and Ukraine. In the first quarter, dollar sales rose 19.5% and dollar operating profit increased 19%, primarily reflecting favorable foreign exchange.

New products driving growth in Western Europe include Colgate Total Plus Whitening and Colgate Herbal White toothpastes, Colgate Motion Kids battery-powered toothbrush, Colgate Massager manual toothbrush, Palmolive Aromatherapy shower gel, bath foam and liquid hand soap, Palmolive Oxygen dishwashing liquid, Ajax Minerals all-purpose cleaners, and Ajax Shower Power bathroom cleaner.

Throughout Central Europe and Russia, successful new products include Colgate Total Plus Whitening and Colgate Herbal White toothpastes, Colgate Motion battery-powered toothbrush, Colgate Active Angle manual toothbrush, and Palmolive Aromatherapy shower gel, bath foam and bar soap.

Asia/Africa (18% of Company Sales)

Asia/Africa unit volume grew a higher-than-expected 8.5% in the first quarter. China, Hong Kong, Kenya, Malaysia, Morocco, New Zealand, the Philippines, Senegal, Thailand, Vietnam and Zimbabwe all contributed strong volume growth. Dollar sales grew 14.5% in the first quarter, and dollar operating profit increased 20% to an all-time record. Excluding the impact of exchange, first quarter sales rose 7% and operating profit increased 13%.

Building on its substantial North American success, Colgate Simply White at-home tooth whitening gel is now rolling out in Hong Kong, Australia and New Zealand, contributing to incremental sales in those countries. Other successful new products driving growth throughout the region include Colgate Herbal, Colgate Herbal White and Colgate Total Plus Whitening toothpastes, Colgate 2 in 1 toothpaste and mouthwash, Colgate Extra Clean manual toothbrush and Palmolive Aromatherapy shower gel and Protex bar soap.

Hill’s Pet Nutrition (13% of Company Sales)

New product activity and veterinary endorsements continue to fuel growth at Hill’s, the world leader in specialty pet food. First quarter unit volume grew 7.0%, dollar sales increased 14.5% and dollar operating profit grew 34%. Continued improvements in supply chain efficiencies generated savings that funded increased commercial investment for the quarter. Excluding foreign exchange, sales increased 9.0% and operating profit grew 23%.

In the U.S., Hill’s dollar share grew in specialty channel outlets and consumption growth continues to outpace category growth for both Science Diet and Prescription Diet. The recent introduction of Science Diet Nature’s Best continues to contribute incremental volume and share, supported by effective advertising and trial-generating promotions in the quarter.

Strong international growth at Hill’s was driven by Asia/Pacific and Europe, specifically Australia, France, Greece, Japan, New Zealand, Nordic, Russia, Switzerland and Turkey.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Household Surface Care, Fabric Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s website on the internet at www.colgate.com.

This press release and the subject presentation (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission for information about factors that could cause such differences (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2002). Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s website on the internet at www.colgate.com.

(See attached table for first quarter results.)

Colgate-Palmolive Company Summary of Consolidated Results

For the three months ended March 31, 2003 and 2002

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2003	2002
Net Sales	$2,348.4	$2,195.2
Cost of Sales	1,050.2	992.4
Gross Profit	1,298.2	1,202.8
Gross Profit Margin	55.3%	54.8%
Selling, General & Administrative Expenses	787.7	742.1
Operating Profit	510.5	460.7
Operating Profit Margin	21.7%	21.0%
Net Interest Expense	34.0	34.9
Income Before Income Taxes	476.5	425.8
Provision for Income Taxes	152.5	136.1
Effective Tax Rate	32.0%	32.0%
Net Income	324.0	289.7
Net Earnings Per Common Share
Basic	$.59	$.52
Diluted	$.56	$.49
Average Common Shares Outstanding
Basic	537.1	549.2
Diluted	579.7	597.2